Exhibit 10.15

Mr. Scott Olmstead
Paneltech Products, Inc.
2999 John Stevens Way
Hoquiam, WA 98550

March 26, 2010

Re:          NOTICE OF DEFAULT & FORBEARANCE AGREEMENT
Loan No.:      100012004

By this letter, ShoreBank Pacific ("Bank") hereby notifies Paneltech Products, Inc. ("Borrower"), that it was in default under the Business Loan Agreement dated January 26, 2001, as amended ("Loan Agreement") because it had violated certain conditions in the Loan Agreement.

●	Maintain a Net Worth defined as Total Equity in excess of $750,000 at all times measured at the end of each month.

●	Maintain a ratio of Debt to Worth, defined as all liabilities divided by Total Equity not to exceed 6.0 to 1.0 as measured at the end of each month.

●
Debt Service Coverage (DSC): Defined as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) divided by Current Maturities of Long Term Debt (CMLTD) proportional to the corresponding EBITDA period plus period interest expenses in excess of 1.0 to 1.0 as of February 28, 2010.

Accordingly, as of 2/28/2010 these conditions were breached. As a result, Borrower was also in default under the Promissory Note ("Note") of the same date..

After due consideration, the Bank has elected to forbear exercising its default rights and remedies until March 31, 2010. The Bank will agree to do so subject to the following terms and conditions:

(1.)
The Borrower acknowledges that it is in default under the Loan Agreement and the Note for the reasons stated herein, and has no defense to any action to enforce the Loan Agreement or Note, nor any claim by which to assert as a setoff against the Indebtedness.

(2.)
As consideration for the Bank's forbearance, the Borrower agrees to execute the enclosed Change in Terms Agreement and pay the associated fees, to be delivered to the Bank, together with the original version of this letter countersigned by Borrower's authorized representative in the space provided below, no later than April 2, 2010. If Borrower fails to timely deliver the countersigned letter and Change in Terms document to the Bank, then this Forbearance Agreement shall have no force and effect, and the Bank may proceed forthwith to enforce the Loan Agreement and Related Documents.

(3.)
The Borrower acknowledges that time is of the essence in the performance of the Loan Agreement, and that it shall cure its default no later than March 31, 2010. The Borrower agrees that the Bank may exercise its default rights and remedies immediately and without further notice if the Borrower fails to cure the default within the time provided herein.

(4.)
The Borrower acknowledges that this Forbearance Agreement, the Loan Agreement, and the Related Documents are the only agreements between the parties, and that there are no other agreements, promises, representations, or understandings between the parties, either written or oral, other than what is expressed in this Forbearance Agreement, the Loan Agreement, and the Related Documents.

(5.)
The Borrower agrees that the Loan Agreement and Related Documents remain in full force and effect and that this Forbearance Agreement shall not be deemed to operate as a waiver of any of the Bank's rights and remedies thereunder.

Please execute and return this original, together with the March 26, 2010 executed Change in Terms Agreement and associated fee. Borrower's signature in the space provided below shall operate as the unconditional acceptance of the above terms and conditions.

Sincerely,

IT IS SO ACCEPTED:

Dustin Mead
Vice President	By:
ShoreBank Pacific	Title:

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